As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Fulgent Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2621304
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4978 Santa Anita Avenue Temple City, California	91780
(Address of principal executive offices)	(Zip code)

Fulgent Genetics, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

Ming Hsieh

Chief Executive Officer

Fulgent Genetics, Inc.

4978 Santa Anita Avenue

Temple City, California 91780

(Name and address of agent for service)

(626) 350-0537

(Telephone number, including area code, of agent for service)

Copies to:

Scott M. Stanton, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share
— 2016 Omnibus Incentive Plan	2,038,480(2)	$9.96	$20,303,261	$2,045
TOTAL	2,038,480		$20,303,261	$2,045

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Fulgent Genetics, Inc. (referred to herein as the “Registrant”, “we,” “us” or “our”) that become issuable under the Registrant’s 2016 Omnibus Incentive Plan (the “2016 Plan”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Common Stock reserved for issuance under the 2016 Plan, excluding 65,789 shares of Common Stock issuable upon settlement of restricted stock units not being registered by this registration statement.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Common Stock on September 29, 2016, as quoted on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the 2016 Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)	The Registrant’s final prospectus, dated September 28, 2016, filed with the Commission pursuant to Rule 424(b), relating to the Registration Statement on Form S-1, as amended (File No. 333-213469); and

(2)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37894) filed with the Commission on September 26, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law (“DGCL”), and allow us to indemnify other employees and agents as set forth in the DGCL. These documents further provide that we shall pay expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

In addition to the foregoing provisions of our certificate of incorporation and bylaws, our directors and officers may be indemnified by us pursuant to Section 145 of the DGCL (“Section 145”). Section 145 authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made by a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits a corporation to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have entered or will enter into separate indemnification agreements with each of our directors and officers, which will provide such individuals with indemnification in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

The limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in our certificate of incorporation, bylaws and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also intend to maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the Commission, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP as to the Registrant.

23.2	Consent of Deloitte & Touche LLP as to Fulgent Therapeutics LLC.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1(1)	2016 Omnibus Incentive Plan.

99.2(2)	Form of Notice of Stock Option Award and Stock Option Award Agreement under the 2016 Omnibus Incentive Plan of the Registrant.

99.3(3)	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under the 2016 Omnibus Incentive Plan of the Registrant.

99.4(4)	Form of Option Substitution Award under the 2016 Omnibus Incentive Plan of the Registrant.

(1)	Incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(2)	Incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(3)	Incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(4)	Incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temple City, State of California on the 30th day of September, 2016.

Fulgent Genetics, Inc.

By:	/S/ MING HSIEH
Ming Hsieh
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ming Hsieh and Paul Kim, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/S/ MING HSIEH Ming Hsieh	Chief Executive Officer and Chairman (Principal Executive Officer)	September 30, 2016

/S/ PAUL KIM Paul Kim	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 30, 2016

/S/ JOHN BOLGER John Bolger	Director	September 30, 2016

/S/ YUN YEN Yun Yen	Director	September 30, 2016

/S/ JAMES MULAY James Mulay	Director	September 30, 2016

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP as to the Registrant.

23.2	Consent of Deloitte & Touche LLP as to Fulgent Therapeutics LLC.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1(1)	2016 Omnibus Incentive Plan.

99.2(2)	Form of Notice of Stock Option Award and Stock Option Award Agreement under the 2016 Omnibus Incentive Plan of the Registrant.

99.3(3)	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under the 2016 Omnibus Incentive Plan of the Registrant.

99.4(4)	Form of Option Substitution Award under the 2016 Omnibus Incentive Plan of the Registrant.

(1)	Incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(2)	Incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(3)	Incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).
(4)	Incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213469).